HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,335

Total Outstanding Loan Balance ($): 326,294,030

Total Expected Collateral Balance - Deal (8): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 327,773,611

Average Loan Current Balance ($): 244,415

:

Weighted Average Original LTV (%) *: 79.7

Weighted Average Coupon (%): 8.23 Arm

Weighted Average Coupon (%): 8.18 Fixed

Weighted Average Coupon (%): 8.66

Weighted Average Margin (%): 5.77

Weighted Average FICO (Non-Zero): 625

Weighted Average Age (Months): 2

:

% First Liens: 98.2

% Second Liens: 1.8

% Arms: 90.3

% Fixed: 9.7

% Interest Only: 0.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	7	1,930,164	0.6	5.84	74.1	733
6.01 - 6.50	24	6,352,627	1.9	6.38	71.1	659
6.51 - 7.00	112	30,669,571	9.4	6.83	76.7	661
7.01 - 7.50	159	43,059,653	13.2	7.32	77.1	653
7.51 - 8.00	295	78,743,179	24.1	7.81	78.8	637
8.01 - 8.50	217	56,281,555	17.2	8.29	80.2	624
8.51 - 9.00	206	52,120,563	16.0	8.81	81.4	598
9.01 - 9.50	91	21,673,017	6.6	9.31	81.6	598
9.51 - 10.00	75	18,897,167	5.8	9.81	83.0	581
10.01 - 10.50	26	5,569,609	1.7	10.30	80.5	575
10.51 - 11.00	25	4,621,883	1.4	10.78	82.7	566
11.01 - 11.50	37	3,274,382	1.0	11.35	91.3	582
11.51 - 12.00	57	2,834,970	0.9	11.77	99.6	612
12.01 >=	4	265,689	0.1	12.31	100.0	619
Total:	1,335	326,294,030	100.0	8.23	79.7	625
Max: 13.00 Min: 5.80

FICO	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500	1	209,969	0.1	10.24	75.0	500
501 - 525	49	10,125,685	3.1	9.19	73.0	514
526 - 550	98	22,392,577	6.9	8.84	74.4	540
551 - 575	148	37,389,658	11.5	8.86	77.9	563
576 - 600	189	42,639,799	13.1	8.52	80.9	589
601 - 625	279	56,391,997	17.3	8.33	82.5	612
626 - 650	197	50,617,090	15.5	7.99	80.0	639
651 - 675	163	43,931,561	13.5	7.88	80.2	662
676 - 700	98	28,611,263	8.8	7.67	79.3	686
701 - 725	60	17,885,551	5.5	7.72	81.3	710
726 - 750	26	7,702,959	2.4	7.47	78.9	737
751 - 775	15	4,731,222	1.4	7.48	78.3	763
776 - 800	12	3,664,697	1.1	7.04	81.0	786
Total:	1,335	326,294,030	100.0	8.23	79.7	625
Max: 794 Min: 500 Wgt Avg: 625

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	55	1,926,916	0.6	11.60	97.6	614
50,001 - 100,000	118	9,106,418	2.8	9.40	83.2	613
100,001 - 150,000	193	24,277,924	7.4	8.50	78.4	609
150,001 - 200,000	251	44,145,452	13.5	8.23	78.2	616
200,001 - 250,000	193	43,101,204	13.2	8.20	78.1	616
250,001 - 300,000	147	40,119,829	12.3	8.02	78.7	625
300,001 - 350,000	106	34,514,272	10.6	8.10	78.9	631
350,001 -400,000	92	34,550,063	10.6	8.16	79.9	621
400,001 -450,000	53	22,653,858	6.9	7.99	79.5	624
450,001 - 500,000	39	18,781,697	5.8	7.87	80.9	649
500,001 - 550,000	27	14,254,471	4.4	8.04	82.1	646
550,001 - 600,000	23	13,248,985	4.1	8.47	82.8	636
600,001 - 650,000	18	11,189,902	3.4	8.28	82.8	639
650,001 - 700,000	12	8,193,861	2.5	8.58	81.6	653
700,001 - 750,000	3	2,222,992	0.7	8.25	81.6	661
750,001 - 800,000	2	1,549,677	0.5	9.02	82.5	595
800,001 - 850,000	3	2,456,509	0.8	7.79	85.0	638
Total:	1,335	326,294,030	100.0	8.23	79.7	625
Max: 831,120.93 Min: 19,990.92 Avg: 244,415.00
Original LTV (%) *	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	28	5,272,642	1.6	7.82	43.2	594
50.1 - 55.0	18	4,027,289	1.2	8.04	52.7	593
55.1 - 60.0	30	6,929,512	2.1	8.00	58.4	593
60.1 - 65.0	48	10,720,415	3.3	7.81	63.5	595
65.1 - 70.0	79	18,150,236	5.6	8.09	68.9	595
70.1 - 75.0	122	29,343,089	9.0	8.08	74.5	606
75.1 - 80.0	553	148,712,121	45.6	7.95	79.8	650
80.1 - 85.0	143	38,464,478	11.8	8.57	84.4	600
85.1 - 90.0	181	48,573,267	14.9	8.62	89.8	609
90.1 - 95.0	27	8,021,992	2.5	8.67	94.6	631
95.1 - 100.0	106	8,078,990	2.5	10.75	99.9	632
Total:	1,335	326,294,030	100.0	8.23	79.7	625
Max: 100.0 Min: 10.7 Wgt Avg: 79.7

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	314	78,522,842	24.1	8.61	80.1	621
0.50	3	506,604	0.2	8.41	82.5	621
1.00	92	28,876,930	8.8	8.17	77.4	648
2.00	571	137,724,598	42.2	8.17	79.9	618
3.00	342	77,570,438	23.8	7.95	80.0	634
5.00	13	3,092,618	0.9	8.37	77.6	610
Total:	1,335	326,294,030	100.0	8.23	79.7	625

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	734	151,646,765	46.5	8.13	79.9	607
Reduced	180	56,237,200	17.2	8.25	81.0	658
Stated Income / Stated Assets	419	117,754,958	36.1	8.35	78.8	633
No Income /No Assets	2	655,106	0.2	7.30	78.6	707
Total:	1,335	326,294,030	100.0	8.23	79.7	625

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,278	311,901,604	95.6	8.20	79.7	625
Second Home	5	1,291,126	0.4	8.83	78.6	626
Investor	52	13,101,300	4.0	8.88	79.9	638
Total:	1,335	326,294,030	100.0	8.23	79.7	625

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	350	116,725,915	35.8	8.00	78.9	629
Florida	196	39,783,378	12.2	8.27	79.8	623
New York	54	21,290,114	6.5	8.15	76.5	635
Arizona	93	18,209,015	5.6	8.28	79.4	627
Illinois	77	17,572,494	5.4	8.64	81.5	610
Nevada	68	15,838,304	4.9	8.14	81.2	640
Washington	66	13,921,223	4.3	8.06	80.4	624
Maryland	41	10,374,535	3.2	8.83	78.8	596
New Jersey	32	8,994,868	2.8	8.31	78.7	634
Oregon	49	8,640,594	2.6	8.14	81.6	616
Virginia	29	6,631,952	2.0	8.28	79.8	627
Georgia	26	5,020,379	1.5	8.56	79.7	625
Colorado	28	4,702,731	1.4	8.48	82.9	631
Rhode Island	18	4,446,876	1.4	8.48	80.6	653
Minnesota	15	3,083,517	0.9	8.76	78.8	594
Other	193	31,058,136	9.5	8.57	82.5	614
Total:	1,335	326,294,030	100.0	8.23	79.7	625

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	538	124,378,877	38.1	8.15	81.8	658
Refinance - Rate Term	91	21,790,408	6.7	8.33	79.3	603
Refinance - Cashout	706	180,124,745	55.2	8.27	78.3	605
Total:	1,335	326,294,030	100.0	8.23	79.7	625

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28 - Balloon 40/30 Arm 2/28 - Dual 40/30 Arm 3/27 - Balloon 40/30 Arm 5/25 - Balloon 40/30 Fixed Balloon 40/30	948 21 133 27 206	249,479,417 6,751,977 32,114,591 6,191,532 31,756,514	76.5 2.1 9.8 1.9 9.7	8.17 8.76 8.18 7.86 8.66	80.0 78.4 79.2 77.4 78.9	625 589 636 648 623
Total:	1,335	326,294,030	100.0	8.23	79.7	625

Property Type	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	1,001	236,487,474	72.5	8.19	79.7	622
PUD	169	43,970,463	13.5	8.27	81.4	624
2 Family	60	19,763,481	6.1	8.14	75.9	639
Condo	70	13,734,432	4.2	8.44	81.2	631
3-4 Family	35	12,338,179	3.8	8.62	78.9	654
Total:	1,335	326,294,030	100.0	8.23	79.7	625

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01 -4.00	16	4,524,836	1.5	7.25	77.3	671
4.01 -4.50	23	6,936,170	2.4	7.09	75.7	680
4.51 - 5.00	60	17,303,194	5.9	7.58	78.1	651
5.01 - 5.50	329	86,103,478	29.2	8.02	79.5	627
5.51 - 6.00	349	93,929,749	31.9	8.15	79.4	620
6.01 - 6.50	248	61,460,311	20.9	8.43	81.7	622
6.51 - 7.00	58	14,551,988	4.9	8.89	81.5	609
7.01 - 7.50	21	4,561,294	1.5	9.12	79.7	604
7.51 - 8.00	13	2,179,463	0.7	9.67	79.5	600
8.01 - 8.50	10	2,729,961	0.9	10.08	77.2	606
8.51 - 9.00	1	193,830	0.1	11.00	75.0	557
9.01 >=	1	63,242	0.0	10.63	99.9	599
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Max: 9.63
Min: 2.34
Wgt Avg: 5.77

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
16 - 18	8	1,943,378	0.7	7.60	83.9	639
19 - 21	374	97,774,755	33.2	7.93	79.5	637
22 - 24	587	156,513,261	53.1	8.36	80.1	615
28 - 30	1	104,257	0.0	7.38	80.0	526
31 - 33	54	13,570,725	4.6	8.03	78.9	649
34 - 36	78	18,439,609	6.3	8.29	79.5	628
37>=	27	6,191,532	2.1	7.86	77.4	648
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Max: 59 Min: 16 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WP FICC
9.51 - 11.50	3	850,807	0.3	6.43	72.9	689
11.51 - 12.00	24	5,935,895	2.0	6.61	75.4	658
12.01 - 12.50	41	10,575,263	3.6	6.97	76.5	631
12.51 - 13.00	128	35,408,832	12.0	7.32	78.6	639
13.01 - 13.50	156	39,840,787	13.5	7.57	77.3	645
13.51 - 14.00	229	61,804,625	21.0	8.07	80.1	631
14.01 - 14.50	148	38,378,830	13.0	8.35	80.4	627
14.51 - 15.00	162	43,353,116	14.7	8.50	80.8	616
15.01 - 15.50	94	25,110,163	8.5	8.81	81.5	615
15.51 - 16.00	82	19,743,222	6.7	9.47	82.9	590
16.01 - 16.50	33	7,738,353	2.6	9.80	81.8	596
16.51 - 17.00	20	4,412,455	1.5	9.92	80.1	565
17.01 - 17.50	6	1,042,984	0.4	10.65	80.3	525
17.51 - 18.00	3	342,184	0.1	10.77	81.5	524
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Max: 17.99 Min: 11.39 Wgt Avg: 14.12

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICC
5.51 - 6.00	9	2,444,507	0.8	6.01	74.6	709
6.01 - 6.50	19	4,703,335	1.6	6.38	72.9	652
6.51 - 7.00	99	26,675,892	9.1	6.88	77.7	661
7.01 - 7.50	148	39,408,090	13.4	7.32	77.3	653
7.51 - 8.00	274	73,695,499	25.0	7.81	79.5	639
8.01 - 8.50	201	52,773,711	17.9	8.29	80.2	626
8.51 - 9.00	185	47,428,142	16.1	8.81	81.6	595
9.01 - 9.50	85	20,246,786	6.9	9.31	82.1	600
9.51 - 10.00	69	18,107,446	6.1	9.82	83.6	582
10.01 - 10.50	21	4,378,475	1.5	10.34	80.0	567
10.51 - 11.00	16	3,838,889	1.3	10.77	81.0	561
11.01 - 11.50	3	836,743	0.3	11.20	77.1	526
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Max: 11.35 Min: 5.80 Wgt Avg: 8.17

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICC
1.50	155	37,973,084	12.9	8.43	78.3	622
2.00	379	97,306,517	33.0	8.36	78.7	605
3.00	582	156,114,244	53.0	8.02	80.9	638
5.00	13	3,143,670	1.1	7.92	75.3	654
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Wgt Avg: 2.50

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WP FICC
1.00	968	255,033,655	86.6	8.14	80.0	626
1.50	159	38,988,213	13.2	8.41	78.3	622
2.00	2	515,647	0.2	10.34	71.9	564
Total:	1,129	294,537,516	100.0	8.18	79.8	625
Wgt Avg: 1.07

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,335	326,294,030	100.0	8.23	79.7	625
Total:	1,335	326,294,030	100.0	8.23	79.7	625